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                                                                     EXHIBIT 8.1



                     [On Godwin & Carlton, P.C. Letterhead]



                                August 22, 1996


Keystone Consolidated Industries, Inc.
Three Lincoln Centre
5430 LBJ Freeway, Suite 1740
Dallas, Texas 75240-2697

Ladies and Gentlemen:

         You have requested our opinion regarding certain federal income tax consequences of the proposed merger (the "Merger") of a direct, wholly owned subsidiary of Keystone Consolidated Industries, Inc. ("Keystone") with and into DeSoto, Inc. ("DeSoto"), pursuant to an Agreement and Plan of Reorganization dated as of June 26, 1996 between Keystone and DeSoto (the "Merger Agreement").

     We have acted as counsel for Keystone and Sub in connection with the transaction contemplated by the Merger Agreement and in such capacity are familiar with the details of said transaction. The following opinion is based on our review of the Merger Agreement, the Registration Statement on Form S-4 (File No. 333-0917) and the preliminary from of Proxy Statement/Prospectus with respect to the Merger as filed with the Securities and Exchange Commission on July 30, 1996 (the "Registration Statement"), and such other materials and documents as we have deemed appropriate. In rendering our opinion, we have assumed that the Merger will be consummated as described in the Merger Agreement and the Registration Statement, that the facts, representations, and warranties set forth in the Merger Agreement and the Registration Statement are accurate, and that the covenants, conditions, and obligations set forth in the Merger Agreement have been and will be fulfilled. We have also relied on and assumed the accuracy and fulfillment of the representations and covenants contained in certificates that have been provided to us by you and by DeSoto. Capitalized terms not otherwise defined herein shall have the same meanings as they have for purposes of the Registration Statement.

     On the basis of the foregoing, we are of the opinion, based on existing law and regulations, that the Merger will constitute a reorganization for federal income tax purposes within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended.
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Keystone Consolidated Industries, Inc.
August 22, 1996
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         Attorneys involved in the preparation of this opinion are admitted to practice law in the State of Texas and we do not purport to be experts on, or to express any opinion herein concerning, any law other than the laws of the State of Texas and the federal laws of the United States of America.

         We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to all references to us included in or made a part of the Registration Statement.

                                        Very truly yours,

                                        GODWIN & CARLTON, P.C.



                                        By: /s/ Godwin & Carlton, P.C.
                                           ------------------------------
                                                Godwin & Carlton, P.C.